                                                                    EXHIBIT 99.8

                     CAL FED BANCORP INC. AND SUBSIDIARIES
                FINANCIAL HIGHLIGHTS OF CONSOLIDATED OPERATIONS
                             (DOLLARS IN MILLIONS)

                                                            FOR THE MONTH ENDED        FOR THE FIVE MONTHS
                                                                  MAY 31,                 ENDED MAY 31,
                                                            -------------------       ---------------------
                                                             1996         1995          1996          1995
                                                            ------       ------       --------       ------
Loans Originated and Purchased, gross:
Residential 1-4...........................................  $274.6       $132.1       $1,137.8       $796.2
Multi-family..............................................     1.4          3.0           10.2         15.9
Other mortgage loans......................................      --          0.2            0.2          0.4
                                                            ------       ------       --------       ------
Total mortgage loans......................................   276.0        135.3        1,148.2        812.5
Other loans...............................................     7.6          8.2           41.9         42.0
                                                            ------       ------       --------       ------
                                                            $283.6       $143.5       $1,190.1       $854.5
                                                            ======       ======       ========       ======

                                                                        MAY 31, 1996             MAY 31, 1995
                                                                    --------------------     --------------------
                                                     AVG. RATE      BALANCE      PERCENT     BALANCE      PERCENT
                                                     ----------     --------     -------     --------     -------
COMPOSITION OF DEPOSITS:
No minimum term -- checking:
  Tiered checking..................................     1.17%       $  729.8        8.2%     $  768.4        8.3%
  Non-interest bearing commercial..................       --           236.6        2.7         194.9        2.1
No minimum term -- savings:
  Passbook.........................................     2.21           466.5        5.3         535.5        5.8
  Money market savings.............................     3.64         1,302.5       14.7       1,282.2       13.8
Term:
  Less than 3 months...............................     4.40           120.4        1.3          91.8        1.0
  3 months to 6 months.............................     5.01           639.4        7.2         373.4        4.0
  7 months to 1 year...............................     5.30         2,265.7       25.5       2,975.2       32.1
  13 months to 2 years.............................     6.05         2,560.9       28.9       2,330.9       25.1
  25 months to 3 years.............................     5.61            62.1        0.7          73.1        0.8
  37 months to 4 years.............................     5.87            32.3        0.4          75.7        0.8
  49 months to 5 years.............................     6.32           179.6        2.0         237.8        2.6
  Over 5 years.....................................     7.11           274.0        3.1         332.9        3.6
                                                                    --------      -----      --------      -----
Total consolidated deposits........................                 $8,869.8      100.0%     $9,271.8      100.0%
                                                                    ========      =====      ========      =====

                                                                  MAY 31,                  DECEMBER 31,
                                                          -----------------------     -----------------------
SELECTED ASSET AND LIABILITY DATA AS OF:                    1996          1995          1995          1994
                                                          ---------     ---------     ---------     ---------
Total assets............................................  $14,073.3     $14,127.6     $14,320.6     $14,182.4
Cash and investments....................................    1,815.5       2,095.3       2,222.7       2,417.7
Mortgage-backed securities, net.........................    2,171.2       2,679.6       2,366.7       2,513.7
Loans, net..............................................    9,635.6       8,866.3       9,303.6       8,747.3
Deposits................................................    8,869.8       9,271.8       9,476.7       8,360.9
Borrowings..............................................    4,058.4       3,794.9       3,786.4       4,818.8
NON-PERFORMING ASSETS:
  REO...................................................  $    29.2     $    45.7     $    22.2     $    39.1
  Non-accrual loans/past due............................      192.0         191.0         206.3         178.2
  Restructured loans....................................        3.7            --           3.3           5.8
                                                          ---------     ---------     ---------     ---------
         Total non-performing assets....................  $   224.9     $   236.7     $   231.8     $   223.1
                                                          =========     =========     =========     =========
Ratio of non-performing assets to total assets:
  including restructured loans(1).......................       1.60%         1.68%         1.62%         1.57%

                                                                                        "AT" MAY 31,
                                                                                     -------------------
                                                                                     1996           1995
                                                                                     ----           ----
WEIGHTED AVERAGE INTEREST RATES:
Yield on net loan portfolio........................................................  7.72%          7.70%
Yield on mortgage-backed securities................................................  6.76           6.71
Yield on other interest earning assets(2)..........................................  5.43           6.11
  Yield on interest earning assets.................................................  7.30           7.28
Cost of deposits(3)................................................................  4.65           4.83
Cost of borrowings.................................................................  5.52           6.37
  Cost of interest bearing liabilities.............................................  4.92           5.28
Interest rate spread (yield on interest earning
  assets less cost of interest bearing liabilities)................................  2.38           2.00

- - ---------------

(1) Represents the ratio of gross non-accrual loans, restructured loans and real estate acquired in settlement of loans to total assets.

(2) Consists of certificates of deposit, federal funds sold and investment securities.

(3) The cost of deposits has been impacted for hedging activities.

     The information contained herein is unaudited and subject to revision.

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